Exhibit 4.27

12th January, 2017

By Pick up

Long Yun International Holdings Limited

c/o

Union City Property Agency Limited

Shop G54B, G/F, Peninsula Centre,

67 Mody Road, Tsim Sha Tsui

Kowloon

Attn: Mr Nick W.K. Hui

Dear Sirs,

Re:	Tenancy Agreement
Portion A13 on 3/F of Commercial Podium Mandarin Plaza, No. 14 Science

Museum Road, Kowloon (“the Premises”)

Enclosed please find the engrossed Tenancy Agreement (in duplicate) respect of the Premises for your due execution. Please sign with company chop and return the same together with a cheque made payable to SMART HUGE INVESTMENTS LIMITED in sum of HK$93,966.96 not later than 18th January, 2017. The breakdown of the cheque is as follows:-

Yours faithfully

/s/ Smart Huge Investments Limited

THIS AGREEMENT is made the                                         day of                               2017

BETWEEN

(1)	the party detailed as the Landlord in Part 1 of First Schedule (hereinafter called “the Landlord” which expression shall where the context permits include its successors and assigns) of the one part and

(2)	the party detailed as the Tenant in Part 2 of First Schedule (hereinafter called “the Tenant”) of the other part.

WHEREBY IT IS AGREED as follows:-

1.	Premises, Term And Rent

The Landlord shall let and the Tenant shall take ALL THOSE premises (hereinafter referred to as “the Premises”) forming part of all that building (hereinafter referred to as “the Building”)which the Premises and the Building are more particularly described and set out in Part 3 of First Schedule Together with the use in common with the Landlord and all others having the like right of the entrances staircases landings passages and toilets in the Building in so far as the same are necessary for the proper use and enjoyment of the Premises and except in so far as the Landlord may from time to time reasonably restrict such use And Together with the use in common as aforesaid of the lift service escalators and air cooling services in the Building (if any and whenever the same shall be operating) for the term set out in Part 4 of First Schedule (hereinafter referred to as “the said term”) YIELDING AND PAYING therefor throughout such rent and other charges as are from time to time payable in accordance with the provisions set out below which sums shall be payable in advance clear of all deductions and right to set off (whether legal or equitable), the first payment to be made in full by the Tenant on his signing of this Agreement notwithstanding the rent-free period (if any) granted hereunder, and all subsequent payments to be made on or before the 1st day of each and every calendar month in respect of which such sums are payable Provided that the second and the last of such payments shall be apportioned according to the number of days of the unpaid remainder of the month included in the said term.

2.	Tenants Obligations

The Tenant to the intent that the obligation hereunder shall continue throughout the said term hereby agrees with the Landlord as follows:-

2.1	Payment of rent

To pay to the Landlord on the days and in the manner hereinbefore provided such rent (exclusive of rates, management and air-conditioning fees and all other outgoings) as set out in Part 5 of First Schedule (hereinafter referred to as “the said rent").

2.2	Payment of management and air-conditioning fees

(a)	To pay to the Landlord on the days and in the manner hereinbefore provided the management and air-conditioning fees from time to time chargeable in respect of the Premises (hereinafter referred to as “the said management and air-conditioning), the amount thereof payable at the commencement of the said term is set out in Part 6 of First Schedule. At any time during the said term, should the said management and air-conditioning fees be increased or other charges legitimately be imposed in respect of the Premises, such increase or other charges so imposed shall be payable by the Tenant.

(b)	If the Tenant shall require additional air-conditioning facilities to be provided to the Premises outside the normal hours of supply thereof as from time to time determined by the Building Manager, such additional air-conditioning facilities may at the sole discretion of the Building Manager be provided to the Premises on the Tenant giving sufficient advance notice to the Building Manager and subject to the payment of additional air-conditioning fees by the Tenant at such rate as the Building Manager may from time to time at its sole discretion determine forthwith upon demand by the Building Manager.

2.3	Payment of rates

To pay and discharge all rates taxes assessments duties impositions charges and outgoings whatsoever now or hereafter to be imposed or levied on the Premises or upon the owner or occupier in respect thereof by the Hong Kong Government or other lawful authority (Government rent, Property tax and expenses of a capital or non-recurring nature alone excepted). Without prejudice to the generality of this Clause the Tenant shall pay all rates imposed on the Premises in the first place to the Landlord who shall settle the same with the Hong Kong Government and in the event of the Premises not yet having been assessed to rates the Tenant shall pay to the Landlord a sum equal to the rates which would be charged by the Hong Kong Government on the basis of a rateable value equal to twelve (12) months’ rent payable by the Tenant on account of the Tenant’s liability under this Clause.

2.4	Payment

To settle and effect payments of the said rent, the said management and air-conditioning fees, the rates and all other charges payable hereunder in respect of the Premises in accordance with the direction of the Landlord by way of cheque provided by member banks of the Hong Kong Association of Banks and such payment shall be credited into the account(s) of the Landlord or by bankers’ standing order if so demanded.

2.5	Utility charges & deposits

To pay and discharge all deposits and charges in respect of water electricity and telephone as maybe shown by or operated from the Tenant’s own metered supply or by accounts rendered to the Tenant in respect of all such utilities consumed on or in the Premises (including the pantry in the Premises (if any)).

2.6	Interest

Without prejudice to any other right or remedy of the Landlord hereunder to pay to the Landlord on demand daily interest at the rate of 1.5% per month in respect of any payments to be made to the Landlord hereunder which shall be more than fourteen (14) days in arrears and such interest shall be payable from the date upon which such payment in arrears fell due and not fourteen (14) days thereafter.

2.7	Compliance with Ordinances

To obey and comply with and to indemnify the Landlord against the breach of all Ordinances, regulations, bye-laws, rules and requirements of any governmental or other competent authority relating to the use and occupation of the Premises, or to any other act, deed, matter or thing done, permitted, suffered or omitted therein or thereon by the Tenant or any employee, agent or licensee of the Tenant and without prejudice to the foregoing to obtain any licence approval or permit required by any governmental or other competent authority in connection with the Tenant’s use or occupation of the Premises prior to the commencement of the Tenant’s business and to maintain the same in force during the currency of the tenancy hereby created and to indemnify the Landlord against the consequences of a breach of this Clause.

2.8	Fitting out

2.8.1	To fit out the interior of the Premises in accordance with such plans and specifications as shall have been first submitted by the Tenant to and approved in writing by the Landlord and to keep the Landlord’s furniture in a good and proper workmanlike fashion (if any).

2.8.2	To employ, at the Tenant’s own expense, the consultants or contractors approved by the Landlord for the purpose of design appraisal, carrying out, installing and maintaining all such works associated with all electrical and mechanical engineering works and arrangements including but not confined to sprinkler system, security system, plumbing and drainage system and the air-conditioning system and all their ducting and controls unit in respect of the Premises.

2.8.3	In carrying out any approved work hereunder, to and to cause his servants agents contractors and workmen to co-operate fully with the Landlord and with other tenants or contractors carrying out any work in the Building and to cause his servants agents contractors and workmen to obey and comply with all instructions and directions which may be given by the Landlord its servants agents or other authorised representatives in connection with the carrying out of such work.

2.9	Installation of telephone cables

To make his own arrangements with the Hong Kong Telephone Company Limited with regard to the installation of telephones in the Premises, but the installation of telephone lines outside the Premises must be in accordance with the Landlord’s directions.

2.10	Good repair of interior

(i) To keep all the interior of the Premises including the flooring and interior plaster or other finishing material or rendering to walls floors and ceilings of the Premises and the Landlord’s fixtures and fittings therein and all additions (whether of the Landlord or the Tenant) thereto including all doors, windows, mechanical and electrical installations and wiring light fittings, suspended ceilings, fire fighting apparatus and ducting in good clean tenantable substantial and proper repair and condition and as may be appropriate from time to time properly painted and decorated and so to maintain the same throughout the term of the tenancy, in each case at the expense of the Tenant.

2.11	Replacement and condition of windows

2.11.1	To pay to or reimburse the Landlord the cost of replacing all broken or damaged windows and glass during the term of the tenancy whether or not the same be broken or damaged by the negligence of the Tenant or owing to circumstances beyond the control of the Tenant.

2.11.2	To keep all windows closed and locked save in emergency such as fire or breakdown of the air-conditioning system and the reasonable extent necessary to enable the Tenant to clean the same.

2.12	Repair of electrical installations

To repair or replace, at the expense of the Tenant, if so required by the appropriate company or authority under the terms of the Electricity Ordinance (Cap.406) or any statutory modification or re-enactment thereof or regulations made thereunder by duly authorised contractor, statutory undertaker or authority as the case may be all the electricity wiring installations and fittings within the Premises and the wiring from the Tenant’s meter or meters to and within the same.

2.13	Good repair of water apparatus

At the expense of the Tenant to maintain all the water apparatus as are located within the Premises in good clean and tenantable state and in proper repair and condition at all times during the said term to the satisfaction of the Landlord and in accordance with the regulations of the Public Health or other government authority concerned.

2.14	Cleansing of drains

To pay on demand to the Landlord the cost incurred by the Landlord in cleansing and clearing any of the drains within the Premises choked or stopped up owing to improper or careless use by the Tenant or his employees invitees or licensees.

2.15	Entry and inspection by Landlord

To permit the Landlord its agents and all persons authorised by it with or without workmen or other and with or without appliances at all reasonable times to enter upon the Premises to view the condition thereof and upon prior notice to the Tenant to take inventories of the fixtures and fittings therein and to carry out any work or repair required to be done Provided that in the event of an emergency the Landlord its servants or agents may enter without notice and forcibly if need be.

2.16	Repair on receipt of notice

To make good all defects and wants of repair to the Premises for which the Tenant may be liable within the space of one (1) month from the receipt of written notice from the Landlord to amend and make good the same, and if the Tenant shall fail to execute such works or repairs as aforementioned to permit the Landlord to enter upon the Premises and execute the same and the cost thereof shall be a debt due from the Tenant to the Landlord and be recoverable forthwith by action.

2.17	Informing Landlord of damage

To give prompt notice to the Landlord or its agent of any damage that maybe suffered to the Premises and of any accident to or defects in the water and gas pipes (if any), electrical wiring, fittings, fixtures or other services or facilities within the Premises.

2.18	Protection from typhoon

To take all reasonable precautions to protect the interior of the Premises from storm or typhoon damage.

2.19	Indemnification of Landlord

To be wholly responsible for any damage or injury caused to any person whomsoever directly or indirectly through the defective or damaged condition of any part of the interior of the Premises or any fixtures or fittings therein for the repair of which the Tenant is responsible hereunder or in any way owing to the spread of fire or smoke or the overflow of water from the Premises or any part thereof or through the act default or neglect of the Tenant his servants agents licensees or customers and to make good the same by payment or otherwise and to indemnify the Landlord against all costs claims demands actions and legal proceedings whatsoever made upon the Landlord by any person in respect of any such loss damage or injury and all costs and expenses incidental thereto, and to effect adequate insurance coverage in respect of such risks in accordance with the provisions of Clause 2.20.

2.20	Tenant’s Insurance

To insure and keep insured the Premises against loss and damage by fire flood and other risks and special perils normally insured against under a comprehensive policy of insurance for premises of this nature. The policy of such insurance shall be endorsed to show the Landlord as registered owner of the Premises and upon the request of the Landlord or its agent to produce the policy of such insurance and the receipt for the last premium and to cause all sums received in respect of such insurance to be forthwith laid out and expended in rebuilding or repairing or otherwise reinstating the Premises in accordance with the Landlord’s instructions Provided Always that such policy shall contain a clause to the effect that the insurance coverage thereby effected and the terms and conditions thereof shall not be cancelled or modified or restricted without the prior consent of the Landlord.

2.21	Air-conditioning of premises by Tenant

Where any plant machinery or equipment for cooling or circulating air is installed in the Premises and to the extent of the Tenant’s control over the same, to use and regulate the same to ensure that the air-conditioning plant is employed to best advantage in the conditions from time to time and without prejudice to the generality of the foregoing, to operate and maintain such air-conditioning plant within the Premises as the Landlord may reasonably determine to ensure a reasonably uniform standard of air-cooling or conditioning throughout the Building and at the expense of the Tenant, to be responsible for their maintenance and repair in full and proper condition at all times during the said term and for replacement of any defective parts of such air-conditioning plant (fair wear and tear excepted).

2.22	Refuse & garbage removal

To be responsible for the removal of refuse and garbage from the Premises to such location as shall be specified by the Landlord or the management office of the Building from time to time and to use only that type of refuse container as is specified by the Landlord or the management office of the Building from time to time. In the event of the Landlord or the management office of the Building providing a collection service for refuse and garbage the same shall be used by the Tenant to the exclusion of any other similar service and the use of such service provided by the Landlord shall be at the sole cost of the Tenant.

2.23	Common areas

To pay to or reimburse the Landlord the cost of any damage caused to any part of the common areas of the Building occasioned by the Tenant his licensees employees agents or contractors or any other person claiming through or under the Tenant.

2.24	Contractors employees invitees & licensees

To be liable for any act default negligence or omission of the Tenant’s contractors employees invitees or licensees as if it were the act default negligence or omission of the Tenant and to indemnify the Landlord against all costs claims demands expenses or liability to any third party in connection therewith.

2.25	Directory boards

To pay to the Landlord immediately upon demand the cost of affixing repairing or replacing as necessary the Tenant’s name in lettering to the directory boards at the Building.

2.26	Regulations

To obey and comply with such Regulations as may from time to time be made or adopted by the Landlord or the Building Manager in accordance with Clause 6.6.

2.27	Yielding up of premises & handover

2.27.1	At the expiration or sooner determination of this Agreement to deliver up to the Landlord vacant possession of the Premises with all fixtures fittings and additions therein and thereto in good, clean and tenantable repair and condition (fair wear and tear excepted) in accordance with the stipulations herein contained Provided that where the Tenant has made any alterations or installed any fixtures or additions to the Premises with or without the Landlord’s written consent, the Landlord may at its absolute discretion require the Tenant at its own costs and expenses to reinstate or remove or do away with such alterations fixtures or additions or any part or portion thereof or restore in a “bare-shell” condition (as the case may be) and make good and repair in a proper and workmanlike manner any damage to the Premises and the Landlord’s fixtures and fittings therein as a result thereof before delivering up the Premises to the Landlord. For the avoidance of doubt, all furniture, chattels, goods, rubbish or refuse in the Premises shall be removed from the Premises by the Tenant at its own cost and expense at the expiration or sooner determination of this Agreement (fair wear and tear excepted).

2.27.2	At the expiration or sooner determination of this Agreement to deliver to the Landlord all keys of the Premises and toilet(s) used by the Tenant upon the yielding up of the Premises at the Landlord’s designated time and date as notified to the Tenant with reasonable notice.

3.	Landlord’s Obligations

The Landlord agrees with the Tenant as follows :-

3.1	Quiet enjoyment

To permit the Tenant duly paying the said rent, the said management and air-conditioning fees and the rates on the days and in manner herein provided for payment of the same and observing and performing the agreements stipulations terms conditions and obligations herein contained, to have quiet possession and enjoyment of the Premises during the said term without any interruption by the Landlord or any person lawfully claiming under or through or in trust for the Landlord.

3.2	Government rent

To pay the Government rent and Property tax attributable to or payable in respect of the Premises.

4.	Restrictions And Prohibitions

The Tenant hereby agrees with the Landlord as follows:-

4.1	Installation & alterations

4.1.1	Not without the previous written consent of the Landlord to install or use in the Premises any air-conditioning plant, machinery or equipment other than those already installed nor to erect install or alter any fixtures partitioning or other erection or installation in the Premises or to make suffer or permit to be made any alterations or additions to the electrical wiring installation air-conditioning plant or ducting (if any) and lighting fixtures or any part thereof nor without the like consent to install or permit or suffer to be installed any equipment apparatus or machinery (including any safe) which imposes a weight on any part of the flooring in excess of that for which it was designed. The Landlord shall be entitled to prescribe the maximum weight and permitted location of safes and other heavy equipment and to require that the same stand on supports of such dimensions and material to distribute the weight as the Landlord may deem necessary. All such alterations and additions (with or without the Landlord’s written consent) shall upon the termination of the tenancy at the option of the Landlord become the property of the Landlord without payment of any compensation to the Tenant or be removed and in the latter event the Tenant shall make good all damage caused by such removal restore the Premises to their original state and pay the cost of such removal and restoration.

4.1.2	To employ, at the Tenant’s own expense, the consultants or contractors approved by the Landlord for the purpose of design appraisal, carrying out, installing and maintaining all such works associated with all electrical and mechanical engineering works and arrangements including but not confined to sprinkler system, security system, plumbing and drainage system and the air-conditioning system and all their ducting and controls unit in respect of the Premises.

4.1.3	In carrying out any approved work hereunder to and to cause his servants agents contractors and workmen to obey and comply with all instructions and directions which may be given by the Landlord, its project manager or other authorised representative in connection with the carrying out of such work.

4.1.4	Any fees or expenses incurred by the Landlord in connection with the giving of consents hereunder shall be borne by the Tenant.

4.2	Injury to main walls

Not without the previous written consent of the Landlord to cut maim or injure or permit or suffer to be cut maimed or injured any doors windows walls beams structural members or other part of the fabric of the Premises.

4.3	Alterations to exterior

Not to affix anything or paint or make any alteration whatsoever to the exterior of the Premises.

4.4	Noise

Not to cause or produce or suffer or permit to be produced on or in the Premises any sound or noise (including sound produced by broadcasting from rediffiision, television,radio and any apparatus or instrument capable of producing or reproducing music and sound) or other acts or things in or on the Premises which is or are or may be a nuisance or annoyance to the tenants or occupiers of adjacent or neighbouring premises or to users and customers of the same or to the Landlord.

4.5	Signs

Not to exhibit or display on or affix to the exterior of the Premises or to/through any windows or curtain walls of the Premises any flagpoles aerials writing sign signboard or other device whether illuminated or not which may be visible from outside the Premises nor to affix any flagpoles aerials writing sign signboard or other device in at or above any common area lobby landing or corridor of the Building Provided always that the Tenant shall be entitled to have his name and business displayed in lettering and/or characters to a design and standard of workmanship approved by the Landlord on a signboard upon such part of the front of the Premises as may be designated by the Landlord. If the Tenant carries on business under a name other than his own name he shall be entitled to have that name displayed as aforesaid but the Tenant shall not be entitled to change the business name without the previous written consent of the Landlord and without prejudice to the foregoing the Landlord may in connection with any application for consent under this Clause require the Tenant to produce such evidence as it may think fit to show that no breach of Clause 4.17 has taken place or is about to take place.

4.6	Auctions & sales

Not to conduct or permit any auction fare bankruptcy close out or similar sale of things or properties of any kind to take place on the Premises.

4.7	Illegal immoral or improper use

Not to use or cause permit or suffer to be used any part of the Premises for gambling or for any illegal immoral or improper purposes or in any way so as to cause nuisance annoyance inconvenience or damage or danger to the Landlord or the tenants or occupiers of adjacent or neighbouring premises.

4.8	Touting

Not to permit any touting or soliciting for business or distributing of any pamphlets notice or advertising matter outside the Premises or anywhere within the Building by any of the Tenant’s servants agents or licensees.

4.9	User

To use the whole of the Premises only for the purpose set out in Part 8 of First Schedule (hereinafter referred to as “the said user”)and not for any other purpose whatsoever without the express permission of the Landlord in writing.

4.10	Sleeping or domestic use

Not to use the Premises or any part thereof as sleeping quarters or as domestic premises within the meaning of any Ordinance for the time being in force or to allow any person to remain on the Premises overnight unless with the Landlord’s prior permission in writing.

4.11	Manufacture & storage of merchandise

Not to use the Premises for the manufacture of goods or merchandise or for the storage of goods or merchandise other than stock reasonably required in connection with the Tenant’s business carried on therein nor to keep or store or cause or permit or suffer to be kept or stored any hazardous or dangerous goods within the meaning of the Dangerous Goods Ordinance (Gap. 295) and the regulations thereunder or any statutory modification or re-enactment thereof.

4.12	Obstructions in passages

Not to place or leave or suffer or permit to be placed or left by any contractor employee invitee or licensee of the Tenant any boxes furniture articles or rubbish in the entrances or any of the staircases passages or landings of the Building used in common with other tenants or the Landlord or otherwise encumber the same. All removals or the carrying in or out of furniture or bulky matter of any description must be done by the service lifts (if any).

4.13	Goods & merchandise outside premises

Not to place expose or leave or permit to be placed exposed or left for display sale or otherwise any goods or merchandise whatsoever upon or over the ground outside the Premises.

4.14	Preparation of food & prevention of odours

Not to prepare or permit or suffer to be prepared any food in the Premises or to cause or permit any offensive or unusual odours to be produced upon or emanate from the Premises.

4.15	Animals, pets & infestation

Not to keep or permit or suffer to be kept any animals or pets inside the Premises and to take all such steps and precautions to the satisfaction of the Landlord to prevent the Premises or any part thereof from becoming infested by termites rats mice roaches or any other pests or vermin and for the better observance hereof the Landlord may require the Tenant at the Tenant’s cost to employ such pest extermination contractors as the Landlord may nominate and at such intervals as the Landlord may direct.

4.16	Sub-letting, assigning

Not to assign underlet or otherwise part with the possession of the Premises or any part thereof in any way whether by way of sub-letting lending sharing or other means whereby any person or persons not a party to this Agreement (except sharing with any entity under common ownership of the Tenant and the identity of such entity shall have first been notified in writing to the Landlord) obtains the use or possession of the Premises or any part thereof irrespective of whether any rental or other consideration is given for such use or possession and in the event of any such transfer sub-letting sharing assignment or parting with the possession of the Premises (whether for monetary consideration or not) this Agreement shall absolutely determine and the Tenant shall forthwith vacate the Premises on notice to that effect from the Landlord. The tenancy hereby created shall be personal to the Tenant named in Part 2 of First Schedule and without in any way limiting the generality of the foregoing the following acts and events shall unless approved in writing by the Landlord be deemed to be breaches of this Clause.

4.16.1	In the case of a Tenant being a partnership the taking in of one or more new partners whether on the death or retirement of an existing partner or otherwise.

4.16.2	In the case of a Tenant being an individual (including a sole surviving partner of a partnership tenant) the death insanity or disability of that individual to the intent that no right to use possess occupy or enjoy the Premises or any part thereof shall vest in the executors administrators personal representatives next of kin trustee or committee of any such individual.

4.16.3	In the case of a Tenant being a corporation any take-over reconstruction amalgamation merger voluntary liquidation or change in the person or persons who owns or own a majority of its voting shares or who otherwise has or have effective control thereof.

4.16.4	The giving by the Tenant of a Power of Attorney or similar authority whereby the donee of the Power obtains the right to use possess occupy or enjoy the Premises or any part thereof or does in fact use possess occupy or enjoy the same.

4.16.5	The change of the Tenant’s business name without the previous written consent of the Landlord which consent the Landlord may give or withhold at its discretion.

4.17	Breach of Government Lease

Not to cause suffer or permit any contravention of the provisions of the Conditions of Regrant or the Government Leases under which the Landlord holds the Premises and to indemnify the Landlord against any such breach.

4.18	Breach of Deed of Mutual Covenant or Management Agreement

Not to omit or permit or suffer anything to be done any act deed matter or thing whatsoever which shall amount to a breach or non-observance by the Landlord of any of the covenants and provisions in the Deed of Mutual Covenant and/or Management Agreement (if and when the same shall come into operation) relating to the Building of which the Premises form part so far as they relate to the Premises and to indemnify the Landlord against the breach non-observance or non-performance thereof. It is also expressly declared and agreed by the parties hereto that the Landlord shall be at full liberty at any times hereafter to enter into such forms of Deed of Mutual Covenant and/or Management Agreement with the owners of the Building or such other parties as the Landlord shall think fit to define their respective rights and obligations of and in the Land (as defined in Part 3 of First Schedule) and the Building and to make provision for the management of the Building.

4.19	Breach of insurance policy

Not to cause or suffer or permit to be done any act or thing whereby the policy or policies of insurance on the Premises against damage by fire or liability to third parties for the time being subsisting may become void or voidable or whereby the rate of premium or premia thereon maybe increased, and to repay to the Landlord on demand all sums paid by the Landlord by way of increased premium or premia thereon and all expenses incurred by the Landlord in and about any renewal of such policy or policies arising from or rendered necessary by a breach of this Clause.

5	Exclusion Of Landlord’s Liabilities

It is hereby further expressly agreed and declared that the Landlord shall not in any circumstances be liable to the Tenant or any other person whomsover:-

5.1	Lifts, air-conditioning, utilities

In respect of any loss or damage to person or property sustained by the Tenant or any other person caused by or through or in any way owing to any defect in or breakdown of the lifts escalators and air-conditioning system (if any), electric power and water supplies, or any other service provided in the Building, or

5.2	Fire & overflow of water

In respect of any loss or damage to person or property sustained by the Tenant or any other person caused by or through or in any way owing to the escape of fumes smoke fire or any other substance or thing or the overflow of water from anywhere within the Building, or

5.3	Security

For the security or safekeeping of the Premises or any contents therein and in particular but without prejudice to the generality of the foregoing the provision by the Landlord of watchmen and caretakers or any mechanical or electrical systems of alarm of whatever nature shall not create any obligation on the part of the Landlord as to the security of the Premises or any contents therein and the responsibility for the safety of the Premises and the contents thereof shall at all times rest with the Tenant, nor shall the said rent and other charges hereinbefore mentioned or any part thereof abate or cease to be payable on account of any of the foregoing.

6.	Other Provisions

It is hereby expressly agreed and declared as follows

6.1	Suspension of rent in case of fire etc.

If the Premises or the Building or any part thereof shall at any time during the tenancy hereby created be destroyed or damaged or become inaccessible owing to fire water storm typhoon defective construction white ants earthquake subsidence of the ground or any calamity beyond the control of the Landlord so as to render the Premises unfit for commercial use or inaccessible and the policy or policies of insurance effected by the Landlord shall not have been vitiated or payment of policy moneys refused in whole or in part in consequence of any act or default of the Tenant or if any time during the continuance of the tenancy hereby created the Premises or the Building shall be condemned as a dangerous structure or a demolition order or closure order shall become operative in respect of the Premises or the Building then the said rent hereby reserved or a fair proportion thereof according to the nature and extent of the damage sustained or order made shall after the expiration of the then current month be suspended until the Premises or the Building shall again be rendered accessible and fit for commercial use Provided that should the Premises or the Building not have been reinstated in the meantime either the Landlord or the Tenant may at any time after six (6) months from the occurrence of such damage or destruction or order give to the other of them notice in writing to determine the tenancy hereby created and thereupon the same and everything herein contained shall cease and be void as from the date of the occurrence of such destruction or damage or order or of the Premises becoming inaccessible or unfit for commercial use but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of the agreements stipulations terms and conditions herein contained or of the Landlord in respect of the rent and other charges payable hereunder prior to the coming into effect of the suspension. Nothing in this Clause shall be construed as requiring the Landlord to repair or reinstate the Premises if in its opinion it is not reasonably economical or practicable so to do.

6.2	Default

If the said rent and/or the said management and air-conditioning fees and/or any other charges payable hereunder or any part thereof shall be in arrears for fourteen (14) days after the same shall have become payable (whether formally demanded or not) or if the Tenant shall suspend business without the Landlord’s prior consent or if there shall be any other breach or non-performance of any of the stipulations conditions or agreements herein contained and on the part of the Tenant to be observed or performed or if the Tenant shall become bankrupt or being a corporation go into liquidation (save for the purposes of amalgamation or reconstruction) or if the Tenant shall suffer execution to be levied upon the Premises or otherwise on the Tenant’s goods then and in any such case it shall be lawful for the Landlord at any time thereafter to re-enter on and upon the Premises or any part thereof in the name of the whole and thereupon this Agreement shall absolutely determine but without prejudice to any right of action by the Landlord in respect of any outstanding breach or non-observance or non-performance by the Tenant of any of the terms of this Agreement. All costs and expenses incurred by the Landlord in demanding payment of the said rent and the said management and air-conditioning fees and other charges aforesaid (if the Landlord elects to demand) or the extent of any loss to the Landlord arising out of this Clause shall be paid by the Tenant and shall be recoverable from the Tenant as a debt or be deductible by the Landlord from any deposit held by the Landlord hereunder. A written notice served by the Landlord on the Tenant in manner hereinafter mentioned to the effect that the Landlord hereby exercises the power of re-entry herein contained shall be a full and sufficient exercise of such power without actual physical entry on the part of the Landlord.

6.3	Acceptance of rent

The acceptance of any rent or other charges payable by the Tenant hereunder by the Landlord hereunder shall not be deemed to operate as a waiver by the Landlord of any right to proceed against the Tenant in respect of any breach non-observance or non-performance by the Tenant of any of the agreements stipulations terms and conditions herein contained and on the part of the Tenant to be observed and performed.

6.4	Acts of employees invitees & licensees

For the purposes of this Agreement any act default neglect or omission of any guest visitor servant contractor employee agent invitee or licensee of the Tenant shall be deemed to be the act default neglect or omission of the Tenant.

6.5	Distraint

For the purposes of Part III of the Landlord and Tenant (Consolidation) Ordinance (Cap. 7) and of this Agreement, the rent payable in respect of the Premises shall be and be deemed to be in arrears if not paid in advance at the times and in the manner hereinbefore provided for payment thereof.

6.6	Regulations

6.6.1	The Landlord or the Building Manager appointed by or pursuant to the Deed of Mutual Covenant of the Building to perform the function of a Building Manager shall be entitled from time to time and by notice in writing to the Tenant to make introduce and subsequently amend adopt or abolish if necessary such Regulations (herein referred to as “the Regulations") as it may consider necessary for the proper operation and maintenance of the Building.

6.6.2	The Regulations shall be supplementary to the terms and conditions contained in this Agreement and shall not in any way derogate from such terms and conditions. In the event of conflict between the Regulations and the terms and conditions of this Agreement the terms and conditions of this Agreement shall prevail.

6.6.3	The Landlord shall not be liable for any loss or damage however caused arising from any non-enforcement of the Regulations or non-observance thereof by any third party.

7.	Tenant’s Deposit

7.1	Amount of deposit

During the said term the Tenant shall deposit and maintain with the Landlord a sum (hereinafter referred to as “the said deposit”)equal to three (3) months’ rent and management and air-conditioning fees and one (1) quarter’s government rates.

7.2	Increase in deposit

If at any time during the currency of this Agreement the aggregate of the said rent, the said management and air-conditioning fees and the government rates then payable shall exceed the aggregate amount already paid by the Tenant on account of the said deposit, the Tenant shall forthwith pay to the Landlord such further sum(s) as will he necessary to maintain the said deposit at three (3) months’ rent and management and air-conditioning fees and one (1) quarter’s government rates.

7.3	Forfeiture of deposit

The said deposit is paid to the Landlord to secure the due observance and performance by the Tenant of the agreements stipulations terms and conditions herein contained and on the part of the Tenant to be observed and performed which said deposit shall be held by the Landlord throughout the currency of this Agreement free of any interest to the Tenant and in the event of any breach or non-observance or non-performance by the Tenant of any of the agreements stipulations or conditions herein contained the Landlord shall be entitled to terminate this Agreement in which event the said deposit may, without prejudice to any other right or remedy of the Landlord hereunder, be forfeited to the Landlord. Notwithstanding the foregoing the Landlord may in any such event at its option elect not to terminate this Agreement but to deduct from the said deposit the amount of any rent management and air-conditioning fees rates and other charges payable hereunder and any costs expenses loss or damage sustained by the Landlord as the result of any non-observance or non-performance by the Tenant of any of the said agreements stipulations obligations or conditions. In the event of any deduction being made by the Landlord from the said deposit in accordance herewith during the currency of this Agreement the Tenant shall forthwith on demand by the Landlord make a further deposit or deposits equal to the amount so deducted and failure by the Tenant so to do shall entitle the Landlord forthwith to re-enter upon the Premises and to determine this Agreement as hereinbefore provided.

7.4	Repayment of deposit

Subject as aforesaid the said deposit shall be refunded to the Tenant by the Landlord without interest within twenty-one (21) days after the expiration or sooner determination of this Agreement and delivery of vacant possession of the said premises to the Landlord OR within twenty-one (21) days of the settlement of the last outstanding claim by the Landlord against the Tenant for any arrears of rent, management and air-conditioning fees, rates and other charges and for damages for any breach non-observance or non-performance of any of the agreements stipulations terms and conditions herein contained and on the part of the Tenant to be observed or performed whichever shall be the later.

7.5	Payment of deposit

The Tenant shall on his signing of this Agreement pay to the Landlord the sum set out in Part 7 of First Schedule, being the amount of the said deposit payable at the commencement of the said term and determined in accordance with Clause 7.1, subject to further increase as aforesaid.

8	Interpretation And Miscellaneous

8.1	Functions & display

Notwithstanding anything herein contained or implied to the contrary the Landlord may permit any person or organisation to hold any functions or exhibition or display any merchandise in any part or parts of the common areas at such times and upon such terms and conditions as the Landlord may in its absolute discretion think fit.

8.2	Condoning not a waiver

No condoning, excusing or overlooking by the Landlord of any default, breach, non-observance or non-performance by the Tenant at any time or times of any of the agreements stipulations terms and conditions herein contained shall operate as a waiver of the Landlord’s right hereunder in respect of any continuing or subsequent default, breach, non-observance or non-performance or so as to defeat or affect in any way the rights and remedies of the Landlord hereunder in respect of any such continuing or subsequent default or breach and no waiver by the Landlord shall be inferred from or implied by anything done or omitted by the Landlord, unless expressed in writing and signed by the Landlord. Any consent given by the Landlord shall operate as a consent only for the particular matter to which it relates and shall in no way be considered as a waiver or release of any of the provisions hereof nor shall it be construed as dispensing with the necessity of obtaining the specific written consent of the Landlord in the future, unless expressly so provided.

8.3	Letting notices & entry

During the three (3) months immediately before the expiration or sooner determination of the said term the Tenant shall permit all persons having written authority to enter and view the Premises and every part thereof at all reasonable times Provided Further that the Landlord shall be at liberty to affix and maintain without interference upon any external part of the Premises a notice stating that the Premises are to be let and such other information in connection therewith as the Landlord shall reasonably require during the said period of three (3) months.

8.4	Service of notice

Any notice required to be served on the Tenant shall be sufficiently served if delivered to or despatched by registered post or left at the Premises or at the last known address of the Tenant. A notice sent by registered post shall be deemed to be given at the time and date of posting.

8.5	Landlord & Tenant legislation

The Tenant hereby expressly agrees to deprive himself of any and all rights to protection against eviction provided by any existing legislation or by any future enactment in substitution or amendment thereof or addition thereto to the intent that the Tenant shall deliver up vacant possession of the Premises to the Landlord at the expiration or sooner determination of the tenancy hereby created.

8.6	Landlord’s furniture and fittings

It is hereby agreed and declared that the Tenant shall also have the use of the Landlord’s furniture and fittings in the Premises (“Furniture and the Fittings”)as set out in Second Schedule subject to the following terms and conditions. The list of the Landlord’s Furniture and the Fittings in Second Schedule is not exhaustive and shall be deemed to include such other furniture and fittings as the Landlord may install or provide from time to time.

(a)	The Tenant shall not damage the Furniture and Fittings or remove them from the Premises without prior consent of the Landlord; and

(b)	Subject to terms in Clause 2.10 of this Tenancy Agreement, the Tenant shall keep the Furniture and Fittings in good and tenantable repair and condition throughout the term hereby created and shall deliver up the same on expiration or sooner determination of the term hereby created in the like condition.

8.7	Payment by Tenant

All moneys payable to the Landlord by the Tenant under any provision of this Agreement shall be paid to the Landlord or its authorised agent as may be appointed by the Landlord in writing from time to time.

8.8	Gender

In this Agreement if the context permits or requires words importing the singular number shall include the plural number and vice versa and words importing the masculine feminine or neuter gender shall include the other of them.

8.9	Headings & indexes

The headings and indexes are intended for guidance only and do not form a part of this Agreement nor shall any of the provisions of this Agreement be construed or interpreted by reference thereto or in any way affected or limited thereby.

8.10	Stamp duty & costs

8.10.1	Each party shall bear its own legal costs of and incidental to the preparation and completion of this Agreement. The stamp duty and registration fee (if any) payable on this Agreement and its counterpart shall be borne by the Landlord and the Tenant in equal shares.

8.10.2	The Tenant shall reimburse or pay to the Landlord all expenses and charges (including legal costs on a solicitor and client basis) incurred by the Landlord in connection with the demand of payment of the arrear of the said rent, the said management and air-conditioning fees, rates and all other outgoings payable by the Tenant hereunder and enforcement of any other provisions and terms herein in Court or otherwise.

8.11	No fine

The Tenant acknowledges that no fine premium key money or other consideration has been paid by the Tenant to the Landlord for the grant of the tenancy hereby created.

8.12	Entire agreement

This Agreement sets out the full agreement reached between the parties relating to the Building or the Premises and supersedes and replaces any prior written or oral agreements, representations or understandings between them relating to the Building or the Premises. The parties confirm that they have not entered into this Agreement on the basis of any representation that is not expressly incorporated in this Agreement. The Tenant admits that he enters into this Agreement on the basis of the terms of this Agreement and not in reliance upon any representation or warranty written or oral or implied made by or on behalf of the Landlord except as expressly incorporated in this Agreement.

8.13	Special conditions

The parties hereto further agree that they shall respectively be bound by and entitled to the benefit of the Special Conditions, if any, set out in Part 9 of First Schedule Provided that if there is any inconsistency or conflict between the provisions of the above Clauses and the provisions of the Special Conditions, the latter shall prevail.

AS WITNESS whereof the hands of the parties hereto the day and year first above written.

FIRST SCHEDULE

Particulars and Special Conditions

Part 1

The Landlord

SMART HUGE INVESTMENTS LIMITED (捷駿投資有限公司)whose registered office is situate at Room 501, 5/F, Fairmont House, 8 Cotton Tree Drive Central, Hong Kong.

Part 2
The Tenant

LONG YUN INTERNATIONAL HOLDINGS LIMITED (龍運國際控股有限公司)whose registered office is situate at Unit 806, 8/F, Tower II, Cheung Sha Wan Plaza, 833 Cheung Sha Wan Road, Kowloon, Hong Kong.

Part 3

The Premises

ALL THAT Portion A13 on 3/F of Commercial Podium Mandarin Plaza, No. 14 Science Museum Road, Kowloon erected on All That piece or parcel of ground registered in the Land Registry as Kowloon Inland Lot No. 10599.

Part 4

The said term

TWO (2) YEARS commencing from the 23rd of January, 2017 to the 22nd of January, 2019 (both days inclusive)

Part 5

The said rent

HONG KONG DOLLARS NINETEEN THOUSAND FIVE HUNDRED AND SIXTY FOUR ONLY (HK$ 19,564.00) per month (exclusive of rates, management fees and air-conditioning fees) payable in advance on or before the 1st day of each and every calendar month.

Part 6

The said management and air-conditioning fees

HONG KONG DOLLARS TWO THOUSAND FOUR HUNDRED FORTY TWO AND CENTS FORTY ONLY (HK$2?442.40) per month subject to review from time to time payable monthly in advance on or before the 1st day of each and every calendar month.

Part 7

The said deposit

HONG KONG DOLLARS SIXTY NINE THOUSAND NINETY FOUR AND CENTS TWENTY ONLY (HK$69,094.20) (as to HK$58,692.00 being the three months’ rental deposit and as to HK$ 10,402.20 being the deposit of one quarter’s government rates and three months of the said management and air-conditioning fees).

Part 8

The said user

For office only

Part 9

Special Conditions

1.	Rent Free Period

Possession of the Premises shall be given to the Tenant on the 23rd day of January, 2017 and no rent shall be payable in respect of the Premises as from the 23rd day of January, 2017 to the 22nd day of February, 2017 (both days inclusive) but the Tenant shall bear all management fees, air-conditioning fees, government rates and utilities charges (including but not limited to water, gas and electricity charges) during that period.

2.	As is Basis

The Tenant agrees and confirms that it has inspected the Premises and shall take the Premises together with all fixtures, erections and installations therein on an “as is” basis, including the area of the Premises, and will not raise any objection or claim as to the condition and the area thereof.

SECOND SCHEDULE

Furniture & Fittings

Refer to the Handover List signed by
both parties on the day of handover.

SIGNED by LUO PEI	)
one of its directions	)
for and on behalf of the Landlord	)
in the presence of:-)

SIGNED by HAN YU	)
one of its directions	)
for and on behalf of the Tenant	)
in the presence of:-

RECEIVED on the day and year first	)
above written of and from the Tenant the sum of	)
HONG KONG DOLLARS FIFTY EIGHT THOUSAND	)
SIX HUNDRED AND NINETY TWO ONLY being the	)
rental deposit money above mentioned.	)	HK$58,692.00

RECEIVED on the day and year first	)
above written of and from the Tenant the sum of	)
HONG KONG DOLLARS TEN THOUSAND FOUR))
HUNDRED AND TWO AND CENTS TWENTY ONLY	)
being the deposit of one quarter’s government rates	)
and three months of the said management and air-)

DATED the                            day of                        2017

SMART HUGE INVESTMENTS LIMITED

（捷駿投資有限公司）
and

LONG YUN INTERNATIONAL HOLDINGS LIMITED

（龍運國際控股有限公司）

TENANCY AGREEMENT

of

Portion A13 on 3/F of
Commercial Podium Mandarin Plaza,
No. 14 Science Museum Road, Kowloon

TERM	TWO （2） YEARS
COMMENCING	23rd January, 2017
EXPIRING	22nd January, 2019
RENT	HK$ 19,564.00 being monthly rent and HK$2,442.40 being management and air-conditioning fees per month subject to review from time to time
DEPOSIT	HK$58,692.00 being rental deposit and HK$10,402.20 being one quarter of government rates and three months’ management fee and air-conditioning fee deposit